Exhibit 2.2

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

As of December 31, 2025, CBL International Limited (the “Company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class B Ordinary Shares, par value $0.0001 per share	The Nasdaq Stock Market LLC

Our authorized share capital is $50,000 divided into (a) 30,000,000 Class A Ordinary Shares, par value US$0.0001 per share and (b) 470,000,000 Class B Ordinary Shares, par value US$0.0001 per share. Each Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class A Ordinary Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our memorandum and articles of association.

Description of Ordinary Shares (Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)

Ordinary Shares

General

Our share capital is divided into two classes of shares, Class A Ordinary Shares and Class B Ordinary Shares. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary share. We may not issue shares to bearer.

Upon incorporation, we had an authorized share capital of $500 divided into 50,000 shares of par value $0.01 each. In March 2022, we effected a share subdivision to subdivide each issued and unissued share in our share capital into 100 shares of par value $0.0001 each and increased our authorized share capital to $50,000 divided into 500,000,000 shares of par value $0.0001 each. In November 2025, we re-designated and reclassified our authorized share capital to US$50,000 divided into (a) 30,000,000 Class A Ordinary Shares, par value $0.0001 per share and (b) 470,000,000 Class B Ordinary Shares, par value $0.0001 per share, in each case having the respective rights and privileges and being subject to our memorandum and articles of association.

Subject to the provisions of the Companies Act and our articles of association regarding redemption and purchase of the shares, our directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. No share may be issued at a discount except in accordance with the provisions of the Companies Act. Our directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

As of the date of this annual report, there are 13,175,000 Class A Ordinary Shares and 14,325,327 Class B Ordinary Shares issued and outstanding.

Rights of Shares

Our Class A Ordinary Shares and Class B Ordinary Shares shall carry equal rights and rank pari passu with one another other than as set out below:

(a)	As regards Conversion: A holder of Class A Ordinary Shares shall have the Conversion Right (as defined in our articles of association) in respect of each Class A Ordinary Share. For the avoidance of doubt, a holder of Class B Ordinary Shares shall have no right to convert Class B Ordinary Shares into Class A Ordinary Shares under any circumstances. Each Class A Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class B Ordinary Share calculated at the Conversion Rate (as defined in our articles of association). Such conversion shall take effect on the Conversion Date (as defined in our articles of association).

(b)	As regards Voting Rights: Holders of Class A Ordinary Shares and Class B Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times (other than in respect of separate general meetings of the holders of a class or series of shares held in accordance with our articles of association), vote together as one class on all matters submitted to a vote for shareholders’ consent. Each Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class A Ordinary Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company.

(c)	As regards Transfer: Upon any sale, transfer, assignment or disposition of Class A Ordinary Shares by a holder thereof to any person or entity, such Class A Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into an equal number of Class B Ordinary Shares unless the holder of the Class A Ordinary Shares and our board of directors consent in writing to the retention of Class A Ordinary Shares status by the transferee.

Class A Ordinary Shares and Class B Ordinary Shares rank equally in all other respects, including rights to dividends, liquidation proceeds, and other financial or economic entitlements unless explicitly stated otherwise in our memorandum and articles of association.

Any amendments to the rights of either class of shares shall be subject to the provisions of our memorandum and articles of association, including the requirement for approval by special resolution.

Dividends

Subject to the provisions of the Companies Act, the Company may declare dividends in accordance with the respective rights of the shareholders but no dividend shall exceed the amount recommended by the directors. The Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:

●	the chairman of such meeting;
●	by at least three shareholders present in person or by proxy having the right to vote at the meeting; or
●	by shareholder(s) present who individually or collectively hold at least fifteen per cent of the voting rights of all shareholders having the right to vote at the meeting.

Variation of Rights of Shares

Whenever the capital of our company is divided into different classes the rights attached to any such class may, unless the terms on which a class of shares was issued state otherwise, only be varied with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or with the consent in writing of the holders of not less than three-fourths of the issued shares of that class. Unless the terms on which a class of shares were issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Companies Act, the Company may, by ordinary resolution of its shareholders:

(a)	increase our share capital by creation of new shares;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, by the Memorandum

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce their share capital in any way.

Calls on Shares

Subject to the terms of allotment, the directors may make calls upon the shareholders in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such shareholders and if a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid. The directors may waive payment of the interest wholly or in part. We may accept from any shareholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

Forfeiture or Surrender of Shares

If a call remains unpaid after it has become due and payable, the directors may give to the person from whom it is due not less than 14 clear days’ notice which shall state, among other things, that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited. A forfeited or surrendered hare may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors may determine. A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Companies Act.

Redemption and Purchase of Own Shares

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, the Company may:

(a)	issue shares that are to be redeemed or are liable to be redeemed, at our option or a shareholder on the terms and in the manner as the directors may determine; and

(b)	purchase any share in the Company including any redeemable shares by agreement with the holder on the terms and in the manner as the directors may determine.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, share premium or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation.

Transfer of Shares

Subject to the restrictions set out below and under the heading “Rights of Shares – (c) As regards Transfer” above), any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in writing and in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●

in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

shares transferred are fully paid up and free of any lien in favor of the Company; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; Our articles of association provide that we may, but shall not (unless required by the rules of the relevant stock exchange) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened at such time and place (where applicable) and/or in such form as may be determined by the board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings. Notwithstanding any provisions in our articles of association, any general meeting or any class meeting may be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting shall constitute presence at such meeting. Unless otherwise determined by the directors, the manner of convening and the proceedings at a general meeting set out in our articles of association shall, mutatis mutandis, apply to a general meeting held wholly by or in-combination with electronic means.

The directors may call a general meeting at any time. At least seven days’ notice of a general meeting (including an annual general meeting and an extraordinary general meeting) shall be given to shareholders entitled to attend and vote at such meeting. A quorum required for any general meeting of shareholders consists of two or more shareholders holding shares that represent not less than fifty percent of the voting rights attached to the issued voting shares of the Company carrying the right to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that upon the requisition of any one or more of our shareholders who together hold at least one-tenth of such fully paid up capital of the Company as at the date of the deposit carries the right to vote at such general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Directors

At each annual general meeting, one third of the directors for the time being (or if their number is not a multiple of three, then the number nearest to but not less than one third) shall retire from office by rotation provided that every director shall be subject to retirement at an annual general meeting at least once every three years. The directors to retire by rotation shall include any director who wishes to retire and not offer himself for re-election. Any further directors so to retire shall be those who have been longest in office since their last re-election or appointment but as between persons who became or were last re-elected directors on the same day those to retire will (unless they otherwise agree among themselves) be determined by lot.

The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or as an addition to the existing board. Any Director so appointed shall retire at the next annual general meeting of the Company after his appointment and shall then be eligible for re-election.

The Company may from time to time by ordinary resolution remove any director from office, whether or not appointing another in his stead. Unless otherwise determined by the Company in general meeting, the number of directors shall not be less than one. There is no maximum number of directors unless otherwise determined by ordinary resolution.

Subject to the provisions of our articles of association, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	he resigns his office by notice to us; or

(d)	he only held office as a director for a fixed term and such term expires; or

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

The board may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders. Any such committee shall be made up of such number of independent directors as required from time to time by the rules of the relevant stock exchange or otherwise required by applicable law. The board shall establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in our articles of association.

Liquidation Rights

If we are wound up the liquidator may, with the sanction of a special resolution of the shareholders of the Company, divide amongst the shareholders in specie or in kind the whole or any part of the assets of the Company and may, for such purpose, to value any assets and to determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees for the benefit of the shareholders and those liable to contribute to the winding up.